Griffon Corporation Announces Annual and Fourth Quarter Results

NEW YORK, NEW YORK, November 19, 2025 – Griffon Corporation (“Griffon” or the “Company”) (NYSE:GFF) today reported results for the fiscal year and fourth quarter ended September 30, 2025.

Revenue for fiscal 2025 totaled $2.5 billion, a 4% decrease compared to the $2.6 billion in the prior year.

Fiscal 2025 net income totaled $51.1 million, or $1.09 per share, compared to $209.9 million, or $4.23 per share, in the prior year. Fiscal 2025 results included a charge of $217.2 million, net of tax, or $4.65 per share, related to third quarter goodwill and intangible asset impairments in the Consumer and Professional Products ("CPP") segment.

Adjusted net income, which excludes all items that affect comparability from both periods, was $263.6 million, or $5.65 per share in fiscal 2025, compared to $254.2 million, or $5.12 per share, in the prior year. For a reconciliation of net income to adjusted net income (a non-GAAP measure), and earnings per share to adjusted earnings per share (a non-GAAP measure), see the attached table.

Fiscal 2025 adjusted EBITDA was $522.3 million, a 2% increase from the prior year of $513.6 million. Adjusted EBITDA excluding unallocated amounts (primarily corporate overhead) of $57.8 million, was $580.1 million in 2025, increasing 1% from the prior year of $573.6 million (which excluded unallocated amounts of $60.0 million). For a reconciliation and definition of adjusted EBITDA (a non-GAAP measure), to income before taxes, see the attached table.

Revenue for the fourth quarter totaled $662.2 million compared to $659.7 million in the prior year quarter.

Fourth quarter net income was $43.6 million, or $0.95 per share, compared to $62.5 million, or $1.29 per share, in the prior year quarter. Excluding all items that affect comparability from both periods, current year fourth quarter adjusted net income was $70.9 million, or $1.54 per share compared to $70.9 million, or $1.47 per share, in the prior year fourth quarter. For a reconciliation of net income to adjusted net income, and earnings per share to adjusted earnings per share, see the attached table.
Adjusted EBITDA for the fourth quarter totaled $137.9 million compared to the prior year quarter of $137.5 million. Adjusted EBITDA, excluding unallocated amounts (primarily corporate overhead) of $15.9 million in the current quarter and $16.0 million in the prior year quarter, totaled $153.8 million, compared to the prior year quarter of $153.6 million. For a reconciliation and definition of adjusted EBITDA, to income before taxes, see the attached table.

"We are very pleased with our results for the fourth quarter and fiscal year, particularly in light of the challenging macroeconomic environment. The continued strong performance from the Home and Building Products (“HBP”) segment, combined with meaningful profitability improvement in our Consumer and Professional Products segment, underscores the strength of our portfolio and operational discipline."

“Our results were highlighted by the $323 million of free cash flow generated during the year, which supported our repurchase of 1.9 million Griffon shares and our regular quarterly dividends. Griffon returned a total of $174 million to shareholders in 2025 through dividends and share repurchases, while improving our year-over-year leverage to 2.4x, from 2.6x in the prior year, and making substantial investments in capacity expansion, modernization, and technology in our businesses."

“In fiscal 2026, we will continue to use our operating cash flow to support our capital allocation strategy with a focus on opportunistically repurchasing shares, reducing debt, supporting our regular quarterly dividend and investing in our businesses. In support of this strategy, earlier today we announced a 22% increase in our regular quarterly dividend to $0.22 per share reflecting the strength of our businesses, as well as our confidence in our strategic plan and outlook,” Mr. Kramer stated in conclusion.

Segment Operating Results

Home and Building Products

HBP revenue in 2025 of $1.6 billion was consistent with the prior year reflecting favorable price and mix of 2%, offset by decreased volume of 2% primarily driven by residential volume.

HBP adjusted EBITDA in 2025 of $494.6 million decreased 1% compared to 2024 primarily resulting from increased material, labor and distribution costs.

HBP revenue in the current quarter of $420.3 million increased 3% from the prior year quarter primarily driven by favorable price and mix. Increased commercial volume was offset by decreased residential volume.

HBP adjusted EBITDA in the current quarter of $129.3 million was consistent with the prior year reflecting increased revenue noted above offset by increased material, labor and administrative costs.

Consumer and Professional Products
CPP revenue in 2025 was $0.9 billion, a decline of 10% compared to 2024, primarily driven by decreased volume of 12% due to reduced consumer demand in North America and the United Kingdom (U.K.) and disrupted U.S. historical customer ordering patterns due to increased tariffs, partially offset by increased organic volume in Australia. CPP revenue also benefitted 2% from Australia's July 1, 2024 Pope acquisition.

CPP adjusted EBITDA in 2025 of $85.5 million increased 18% compared to 2024, primarily due to the benefits from the U.S. global sourcing expansion initiative, increased volume in Australia and reduced administrative expenses, partially offset by the decreased revenue noted above. Foreign currency had a 2% unfavorable impact.

CPP revenue in the current quarter of $241.9 million decreased 4% compared to the prior year period primarily driven by decreased volume of 8%, partially offset by favorable price and mix of 4%. The decreased volume resulted from reduced consumer demand in the U.S. and the United Kingdom, and disrupted U.S. historical customer ordering patterns due to increased tariffs. This decrease was partially offset by increased volume in Australia and Canada.

CPP adjusted EBITDA in the current quarter of $24.4 million decreased 1% compared to the prior year period primarily due to the net decreased revenue noted above, offset by the benefits from the U.S. global sourcing expansion initiative and reduced administrative expenses. Foreign currency had a 1% unfavorable impact.

Taxes

For the years ended September 30, 2025 and 2024, the Company reported pre-tax income and recognized a tax provision of 59.9% and 29.2%, respectively. Excluding discrete and certain other tax provisions, net and items that affect comparability, the effective tax rates for the years ended September 30, 2025 and 2024 were 27.9% and 27.6%, respectively.

Balance Sheet and Capital Expenditures
As of September 30, 2025, the Company had cash and equivalents of $99.0 million and total debt outstanding of $1.41 billion, resulting in net debt of $1.31 billion. During the current year, debt was reduced by approximately $116.0 million. Leverage, as calculated in accordance with our credit agreement (see the attached table), was 2.4x net debt to EBITDA at September 30, 2025 compared to 2.6x at September 30, 2024. Free cash flow was $323.0 million in fiscal 2025. At September 30, 2025, borrowing availability under the revolving credit facility was $485.7 million, subject to certain loan covenants. Capital expenditures, net, were $34.4 million for the year ended September 30, 2025, inclusive of $18.0 million of asset sales. For a reconciliation and definition of free cash flow (a non-GAAP measure), to net cash provided by operating activities, see the attached table.

Share Repurchases

Share repurchases during the quarter ended September 30, 2025 totaled 0.3 million shares of common stock, for a total of $21.5 million, or an average of $75.44 per share. Share repurchases totaled 1.9 million shares of common stock in fiscal 2025, for a total of $134.7 million, or an average of $70.99 per share. As of September 30, 2025, $298.0 million remained under the Board authorized share repurchase program. Since April 2023 and through September 30, 2025, share repurchases totaled 10.8 million shares of common stock, or 18.9% of the outstanding shares, for a total of $559.9 million or an average of $51.79 per share.

2026 Outlook

We expect Griffon fiscal year 2026 revenue to be $2.5 billion and adjusted EBITDA in a range of $580 million to $600 million, excluding unallocated costs of $58 million. Free cash flow, including capital expenditures of $60 million, is expected to exceed net income, with depreciation of $42 million and amortization of $24 million. Fiscal year 2026 interest expense is expected to be $93 million, and Griffon's normalized tax rate is expected to be 28%.

From a segment perspective, we anticipate 2026 HBP and CPP revenue to be in line with 2025 and EBITDA margin at HBP to be in excess of 30% and at CPP to be approximately 10%.

Conference Call Information

The Company will hold a conference call today, November 19, 2025, at 8:30 AM ET.

The call can be accessed by dialing 1-877-407-0792 (U.S. participants) or 1-201-689-8263 (International participants). Callers should ask to be connected to the Griffon Corporation teleconference or provide conference ID number 13756137. Participants are encouraged to dial-in at least 10 minutes before the scheduled start time.

A replay of the call will be available starting on Wednesday, November 19, 2025, at 11:30 AM ET by dialing 1-844-512-2921 (U.S.) or 1-412-317-6671 (International) and entering the conference ID number: 13756137. The replay will be available through Wednesday, December 3, 2025, at 11:59 PM ET.

Forward-Looking Statements
“Safe Harbor” Statements under the Private Securities Litigation Reform Act of 1995: All statements related to, among other things, income (loss), earnings, cash flows, revenue, changes in operations, operating improvements, the industries in which Griffon Corporation (the “Company” or “Griffon”) operates and the United States and global economies that are not historical are hereby identified as “forward-looking statements” and may be indicated by words or phrases such as “anticipates,” “supports,” “plans,” “projects,” “expects,” “believes,” "achieves," “should,” “would,” “could,” “hope,” “forecast,” “management is of the opinion,” “may,” “will,” “estimates,” “intends,” “explores,” “opportunities,” the negative of these expressions, use of the future tense and similar words or phrases. Such forward-looking statements are subject to inherent risks and uncertainties that could cause actual results to differ materially from those expressed in any forward-looking statements. These risks and uncertainties include, among others: current economic conditions and uncertainties in the housing, credit and capital markets; Griffon’s ability to achieve expected savings and improved operational results from cost control, restructuring, integration and disposal initiatives (including the expanded CPP global outsourcing strategy announced in May 2023); the ability to identify and successfully consummate, and integrate, value-adding acquisition opportunities; increasing competition and pricing pressures in the markets served by Griffon’s operating companies; the ability of Griffon’s operating companies to expand into new geographic and product markets, and to anticipate and meet customer demands for new products and product enhancements and innovations; increases in the cost or lack of availability of raw materials such as steel, resin and wood, components or purchased finished goods, including any potential impact on costs or availability resulting from tariffs; changes in customer demand or loss of a material customer at one of Griffon’s operating companies; the potential impact of seasonal variations and uncertain weather patterns on certain of Griffon’s businesses; political events or military conflicts that could impact the worldwide economy; a downgrade in Griffon’s credit ratings; changes in international economic conditions including inflation, interest rate and currency exchange fluctuations; the reliance by certain of Griffon’s businesses on particular third party suppliers and manufacturers to meet customer demands; the relative mix of products and services offered by Griffon’s businesses, which impacts margins and operating efficiencies; short-term capacity constraints or prolonged excess capacity; unforeseen developments in contingencies, such as litigation, regulatory and environmental matters; Griffon’s ability to adequately protect and maintain the validity of patent and other intellectual property rights; the cyclical nature of the businesses of certain of Griffon’s operating companies; possible terrorist threats and actions and their impact on the global economy; effects of possible IT system failures, data breaches or cyber-attacks; the impact of pandemics on the U.S. and the global economy, including business disruptions, reductions in employment and an increase in business and operating facility failures, specifically among our customers and suppliers; Griffon’s ability to service and refinance its debt; and the impact of recent and future legislative and regulatory changes, including, without limitation, changes in tax laws. Such statements reflect the views of the Company with respect to future events and are subject to these and other risks, as previously disclosed in the Company’s Securities and Exchange Commission filings. Readers are cautioned not to place undue reliance on these forward-looking statements. These forward-looking statements speak only as of the date made. Griffon undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

About Griffon Corporation

Griffon Corporation is a diversified management and holding company that conducts business through wholly-owned subsidiaries. Griffon oversees the operations of its subsidiaries, allocates resources among them and manages their capital structures. Griffon provides direction and assistance to its subsidiaries with acquisition and growth opportunities as well as divestitures. As long-term investors, we intend to continue to grow and strengthen our existing businesses, and to diversify further through investments in our businesses and acquisitions.

Griffon conducts its operations through two reportable segments:

•Home and Building Products ("HBP") conducts its operations through Clopay Corporation ("Clopay"). Founded in 1964, Clopay is the largest manufacturer and marketer of garage doors and rolling steel doors in North America. Residential and commercial sectional garage doors are sold through professional dealers and leading home center retail chains throughout North America under the brands Clopay, Ideal, and Holmes. Rolling steel door and grille products designed for commercial, industrial, institutional, and retail use are sold under the Clopay, Cornell and Cookson brands.

•Consumer and Professional Products (“CPP”) is a global provider of branded consumer and professional tools; residential, industrial and commercial fans; home storage and organization products; and products that enhance indoor and outdoor lifestyles. CPP sells products globally through a portfolio of leading brands including AMES, since 1774, Hunter, since 1886, True Temper, and ClosetMaid.

For more information on Griffon and its operating subsidiaries, please see the Company’s website at www.griffon.com.

Company Contact:            Investor Relations Contact:
Brian G. Harris                Tom Cook
EVP & Chief Financial Officer        Managing Director
Griffon Corporation            ICR Inc.
(212) 957-5000                (203) 682-8250
IR@Griffon.com

Griffon evaluates performance and allocates resources based on segment adjusted EBITDA and adjusted EBITDA, non-GAAP measures, which are defined as income before taxes, excluding interest income and expense, depreciation and amortization, strategic review charges, non-cash impairment charges, restructuring charges, gain/loss from debt extinguishment and acquisition related expenses, as well as other items that may affect comparability, as applicable. Segment adjusted EBITDA also excludes unallocated amounts, mainly corporate overhead. Griffon believes this information is useful to investors.

The following table provides operating highlights and a reconciliation of segment adjusted EBITDA and adjusted EBITDA to income before taxes:

(in thousands)	(Unaudited) For the Three Months Ended September 30,		For the Year Ended September 30,
REVENUE	2025	2024	2025	2024

Home and Building Products	$420,289	$406,558	$1,584,182	$1,588,625
Consumer and Professional Products	241,893	253,115	935,744	1,034,895
Total revenue	$662,182	$659,673	$2,519,926	$2,623,520

ADJUSTED EBITDA
Home and Building Products	$129,345	$128,842	$494,576	$501,001
Consumer and Professional Products	24,405	24,709	85,545	72,632
Total Segments	153,750	153,551	580,121	573,633
Unallocated amounts, excluding depreciation*	(15,887)	(16,025)	(57,828)	(60,031)
Adjusted EBITDA	137,863	137,526	522,293	513,602
Net interest expense	(22,586)	(25,010)	(93,857)	(101,652)
Depreciation and amortization	(15,928)	(15,554)	(63,014)	(60,704)
Goodwill and intangible asset impairments	—	—	(243,612)	—
Impact of retirement plan events	1,165	—	1,165	—
Gain (loss) on sale of real estate	—	106	8,279	(61)
Strategic review - retention and other	—	(1,390)	(3,883)	(10,594)
Restructuring charges	—	(7,820)	—	(41,309)
Debt extinguishment, net	—	—	—	(1,700)
Acquisition costs	—	(441)	—	(441)
Fair value step-up of acquired inventory sold	—	(491)	—	(491)
Income before taxes	$100,514	$86,926	$127,371	$296,650
* Primarily Corporate Overhead

	For the Three Months Ended September 30,		For the Year Ended September 30,
DEPRECIATION and AMORTIZATION	2025	2024	2025	2024
Segment:
Home and Building Products	$4,543	$4,061	$17,592	$15,349
Consumer and Professional Products	11,222	11,344	44,856	44,797
Total segment depreciation and amortization	$15,765	$15,405	$62,448	$60,146
Corporate	163	149	566	558
Total consolidated depreciation and amortization	$15,928	$15,554	$63,014	$60,704

Griffon believes free cash flow ("FCF", a non-GAAP measure) is a useful measure for investors because it demonstrates the Company's ability to generate cash from operations for purposes such as repaying debt, funding acquisitions and paying dividends. FCF is defined as net cash provided by operating activities less capital expenditures, net of proceeds.

The following table provides a reconciliation of net cash provided by operating activities to FCF:

	For the year ended September 30,
(in thousands)	2025	2024
Net cash provided by operating activities	$357,440	$380,042
Acquisition of property, plant and equipment	(52,435)	(68,399)
Proceeds from the sale of property, plant and equipment	18,006	14,479
FCF	$323,011	$326,122

Net debt to EBITDA (Leverage ratio, a non-GAAP measure), is a key financial measure that is used by management to assess the borrowing capacity of the Company. The Company has defined its net debt to EBITDA leverage ratio as net debt (total principal debt outstanding net of cash and equivalents) divided by the sum of adjusted EBITDA (as defined above) and stock-based compensation expense. The following table provides a calculation of our net debt to EBITDA leverage ratio as calculated per our credit agreement:

(in thousands)	September 30, 2025	September 30, 2024
Cash and equivalents	$99,045	$114,438
Notes payables and current portion of long-term debt	$8,103	$8,155
Long-term debt, net of current maturities	1,404,387	1,515,897
Debt discount/premium and issuance costs	11,536	15,633
Total gross debt	1,424,026	1,539,685
Debt, net of cash and equivalents	$1,324,981	$1,425,247

Adjusted EBITDA(1)	522,293	$513,602
Stock and ESOP-based compensation	25,483	26,838
Adjusted EBITDA, per debt compliance	$547,776	$540,440

Leverage ratio	2.4x	2.6x

1. Griffon defines Adjusted EBITDA as operating results before interest income and expense, income taxes, depreciation and amortization, restructuring charges, debt extinguishment, net and acquisition related expenses, as well as other items that may affect comparability, as applicable.

The following tables provide a reconciliation of Gross profit and Selling, general and administrative expenses for items that affect comparability for the quarter and year ended September 30, 2025 and 2024:

(in thousands)	For the Three Months Ended September 30,		For the Twelve Months Ended September 30,
	2025	2024	2025	2024
Gross Profit, as reported	$276,270	$263,480	$1,058,005	$1,019,935
% of revenue	41.7%	39.9%	42.0%	38.9%
Adjusting items:
Restructuring charges(1)	—	7,083	—	35,806
Fair value step-up of acquired inventory sold	—	491	—	491
Gross Profit, as adjusted	$276,270	$271,054	$1,058,005	$1,056,232
% of revenue	41.7%	41.1%	42.0%	40.3%
(1) For the quarter and year ended September 30, 2024, restructuring charges relate to the CPP global sourcing expansion.

(in thousands)	For the Three Months Ended September 30,		For the For the Twelve Months Ended September 30,
	2025	2024	2025	2024
Selling, general and administrative expenses, as reported	$157,251	$151,808	$608,116	$621,638
% of revenue	23.7%	23.0%	24.1%	23.7%
Adjusting items:
Restructuring charges(1)	—	(737)	—	(5,503)
Acquisition costs	—	(441)	—	(441)
Strategic review - retention and other	—	(1,390)	(3,883)	(10,594)
Impact of retirement plan events	(2,505)	—	(2,505)	—
Selling, general and administrative expenses, as adjusted	$154,746	$149,240	$601,728	$605,100
% of revenue	23.4%	22.6%	23.9%	23.1%
(1) For the quarter and year ended September 30, 2024, restructuring charges relate to the CPP global sourcing expansion.

GRIFFON CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS AND
COMPREHENSIVE INCOME (LOSS)
(in thousands, except per share data)

	(Unaudited) Three Months Ended September 30,		Twelve Months Ended September 30,
	2025	2024	2025	2024
Revenue	$662,182	$659,673	$2,519,926	$2,623,520
Cost of goods and services	385,912	396,193	1,461,921	1,603,585
Gross profit	276,270	263,480	1,058,005	1,019,935

Selling, general and administrative expenses	157,251	151,808	608,116	621,638
Goodwill and intangible asset impairments	—	—	243,612	—
Total operating expenses	157,251	151,808	851,728	621,638

Income from operations	119,019	111,672	206,277	398,297

Other income (expense)
Interest expense	(23,058)	(25,614)	(96,012)	(104,086)
Interest income	472	604	2,155	2,434
Gain (loss) on sale of real estate	—	106	8,279	(61)
Debt extinguishment, net	—	—	—	(1,700)
Other, net	4,081	158	6,672	1,766
Total other expense, net	(18,505)	(24,746)	(78,906)	(101,647)

Income before taxes	100,514	86,926	127,371	296,650
Provision for income taxes	56,878	24,435	76,261	86,753
Net income	$43,636	$62,491	$51,110	$209,897

Basic earnings per common share	$0.97	$1.34	$1.13	$4.41
Weighted-average shares outstanding - basic	44,901	46,529	45,354	47,573

Diluted earnings per common share	$0.95	$1.29	$1.09	$4.23
Weighted-average shares outstanding - diluted	45,998	48,424	46,685	49,668

Net income	$43,636	$62,491	$51,110	$209,897
Other comprehensive income (loss), net of taxes:
Foreign currency translation adjustments	(1,765)	7,925	(6,569)	10,137
Pension and other post retirement plans	(9,854)	(57)	(8,361)	1,538
Gain (loss) on cash flow hedge	559	(239)	1,034	311
Total other comprehensive income (loss), net of taxes	(11,060)	7,629	(13,896)	11,986
Comprehensive income (loss), net	$32,576	$70,120	$37,214	$221,883

GRIFFON CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands, except per share data)

	At September 30, 2025	At September 30, 2024
CURRENT ASSETS
Cash and equivalents	$99,045	$114,438
Accounts receivable, net of allowances of $10,086 and $10,986	290,807	312,765
Inventories	440,772	425,489
Prepaid and other current assets	53,059	61,604
Assets held for sale	5,609	14,532
Assets of discontinued operations	1,302	648
Total Current Assets	890,594	929,476
PROPERTY, PLANT AND EQUIPMENT, net	293,528	288,297
OPERATING LEASE RIGHT-OF-USE ASSETS	167,829	171,211
GOODWILL	192,917	329,393
INTANGIBLE ASSETS, net	488,114	618,782
OTHER ASSETS	25,956	30,378
ASSETS OF DISCONTINUED OPERATIONS	4,699	3,417
Total Assets	$2,063,637	$2,370,954
CURRENT LIABILITIES
Notes payable and current portion of long-term debt	$8,103	$8,155
Accounts payable	137,484	119,354
Accrued liabilities	152,707	181,918
Current portion of operating lease liabilities	32,307	35,065
Liabilities of discontinued operations	3,956	4,498
Total Current Liabilities	334,557	348,990
LONG-TERM DEBT, net	1,404,387	1,515,897
LONG-TERM OPERATING LEASE LIABILITIES	147,203	147,369
OTHER LIABILITIES	98,748	130,540
LIABILITIES OF DISCONTINUED OPERATIONS	4,770	3,270
Total Liabilities	1,989,665	2,146,066
COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS’ EQUITY
Preferred stock, par value $0.25 per share, authorized 3,000 shares, no shares issued	—	—
Common stock, par value $0.25 per share, authorized 85,000 shares, issued shares of 84,746 in both 2025 and 2024	21,187	21,187
Capital in excess of par value	690,153	677,028
Retained earnings	479,048	461,442
Treasury shares, at cost, 38,400 common shares and 36,443 common shares, as of September 30, 2025 and 2024, respectively	(1,044,496)	(876,527)
Accumulated other comprehensive loss	(71,920)	(58,024)
Deferred compensation	—	(218)
Total Shareholders’ Equity	73,972	224,888
Total Liabilities and Shareholders’ Equity	$2,063,637	$2,370,954

GRIFFON CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Years Ended September 30,
	2025	2024
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$51,110	$209,897
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	63,014	60,704
Fair value write-up of acquired inventory sold	—	491
Stock-based compensation	25,483	26,838
Goodwill and intangible asset impairments	243,612	—
Asset impairment charges - restructuring	—	23,763
Provision for losses on accounts receivable	566	636
Amortization of deferred financing costs and debt discounts	4,176	4,202
Debt extinguishment, net	—	1,700
Deferred income tax provision (benefit)	(28,485)	3,574
Gain on sale of real estate	(8,279)	(61)
Change in assets and liabilities, net of assets and liabilities acquired:
Decrease in accounts receivable	18,850	4,243
(Increase) decrease in inventories	(18,307)	73,582
Increase in prepaid and other assets	(14,166)	(925)
Increase (decrease) in accounts payable, accrued liabilities, income taxes payable and operating lease liabilities	17,870	(30,732)
Other changes, net	1,996	2,130
Net cash provided by operating activities	357,440	380,042
CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of property, plant and equipment	(52,435)	(68,399)
Acquired business, net of cash acquired	—	(14,579)
Proceeds from sale of business, net	—	3,500
Proceeds from sale of property, plant and equipment	18,006	14,479
Net cash used in investing activities	(34,429)	(64,999)
CASH FLOWS FROM FINANCING ACTIVITIES:
Dividends paid	(39,692)	(35,806)
Purchase of shares for treasury	(183,271)	(309,916)
Proceeds from long-term debt	63,000	217,000
Payments of long-term debt	(178,654)	(168,778)
Financing costs	—	(907)
Other, net	(130)	(341)
Net cash used in financing activities	(338,747)	(298,748)

GRIFFON CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

CASH FLOWS FROM DISCONTINUED OPERATIONS:
Net cash used in operating activities	(1,422)	(2,776)
Net cash provided by investing activities	137	—
Net cash used in discontinued operations	(1,285)	(2,776)
Effect of exchange rate changes on cash and equivalents	1,628	(1,970)
NET INCREASE (DECREASE) IN CASH AND EQUIVALENTS	(15,393)	11,549
CASH AND EQUIVALENTS AT BEGINNING OF PERIOD	114,438	102,889
CASH AND EQUIVALENTS AT END OF PERIOD	$99,045	$114,438
Supplemental Disclosure of Cash Flow Information:
Cash paid for interest	$92,887	$100,676
Cash paid for taxes	$96,244	$102,978
Capital expenditures in accounts payable	$1,029	$5,341

Griffon evaluates performance based on adjusted net income and the related adjusted earnings per share, which excludes restructuring charges, gain/loss from debt extinguishment, acquisition related expenses, discrete and certain other tax items, as well other items that may affect comparability, as applicable, non-GAAP measures. Griffon believes this information is useful to investors. The following tables provides a reconciliation of net income to adjusted net income, and earnings per common share to adjusted earnings per common share:

(in thousands, except per share data)	For the Three Months Ended September 30,		For the Years Ended September 30,
	2025	2024	2025	2024
Net income	$43,636	$62,491	$51,110	$209,897
Adjusting items:
Goodwill and intangible asset impairments	—	—	243,612	—
Impact of retirement plan events(1)	(1,165)	—	(1,165)	—
(Gain) loss on sale of real estate	—	(106)	(8,279)	61
Strategic review - retention and other	—	1,390	3,883	10,594
Restructuring charges(2)	—	7,820	—	41,309
Debt extinguishment, net	—	—	—	1,700
Acquisition costs	—	441	—	441
Fair value step-up of acquired inventory sold	—	491	—	491
Impairment impact on period tax rate(3)	33,780	—	—	—
Tax impact of above items(4)	76	(2,529)	(25,269)	(13,832)
Discrete and other certain tax provisions (benefits)(5)	(5,457)	946	(303)	3,586
Adjusted net income	$70,870	$70,944	$263,589	$254,247

Earnings per common share	$0.95	$1.29	$1.09	$4.23

Goodwill and intangible asset impairments	—	—	4.65	—
Impact of retirement plan events(1)	(0.02)	—	(0.02)	—
(Gain) loss on sale of real estate	—	—	(0.13)	—
Strategic review - retention and other	—	0.02	0.06	0.16
Restructuring charges(2)	—	0.12	—	0.62
Debt extinguishment, net	—	—	—	0.03
Acquisition costs	—	0.01	—	0.01
Fair value step-up of acquired inventory sold	—	0.01	—	0.01
Impairment impact on period tax rate(3)	0.73	—	—	—
Discrete and other certain tax provisions (benefits)(5)	(0.12)	0.02	(0.01)	0.07
Adjusted earnings per share	$1.54	$1.47	$5.65	$5.12
Weighted-average shares outstanding	44,901	46,529	45,354	47,573
Diluted weighted average shares outstanding	45,998	48,424	46,685	49,668
Note: Due to rounding, the sum of earnings per common share and adjusting items, net of tax, may not equal adjusted earnings per common share.

(1) For the quarter and year ended September 30, 2025, the Impact of retirement plan events relates to a net gain of $2.2 million related to the termination of the Hunter Fan Pension Plan, and a non-cash charge of $1.0 million associated with the establishment of a retiree medical plan, of which a gain of $3.7 million is included in Other, net, and a charge of $2.5 million is included in SG&A. The Company will recognize an additional retiree medical plan non-cash charge of approximately $5.4 million ratably over the first 10 months of fiscal 2026.

(2) For the quarter and year ended September 30, 2024, restructuring charges relate to the CPP global sourcing expansion. For the quarter and year ended September 30, 2024, $7.1 million and $35.8 million, respectively, is included in Cost of goods and services and $0.7 million and $5.5 million, respectively, is included in SG&A.

(3) Prior to recording an impairment in the third quarter of fiscal 2025 related to our indefinite-lived intangible assets, the Company anticipated its full year 2025 effective tax rate to approximate 27.5%. In the current quarter, the impact of the impairment on the full year effective tax rate was estimated to be a provision of $33.8 million, or $0.73 per share.

(4) Tax impact for the above reconciling adjustments from GAAP net income to non-GAAP adjusted net income and the related adjusted EPS is determined by comparing the Company's tax provision, including the reconciling adjustments, to the tax provision excluding such adjustments.

(5) Discrete and certain other tax provisions primarily relate to the impact of a rate differential between statutory and annual effective tax rate on items impacting the quarter.